EXHIBIT 99.1


NEWS RELEASE TRANSMITTED BY CCN DISCLOSURE


FOR : Pivotal Corporation

TSE SYMBOL:  PVT
NASDAQ SYMBOL:  PVTL


November 28, 2000

Pivotal Announces Closing Of Cdn $85,100,000 (US $55,000,000) Financing

VANCOUVER, BRITISH COLUMBIA--Pivotal Corporation (Nasdaq NM: PVTL; TSE: PVT) today announced that it has successfully closed its previously announced public offering in Canada of 1,000,000 common shares at a price of Cdn.$85.10 per share for total gross proceeds of Cdn.$85,100,000 (approximately U.S.$55,000,000).

The net proceeds of the offering will be used for corporate expansion, acquisition initiatives and for general corporate purposes.

The common shares will not be registered under the United States Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to, or for the account of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act.

Forward Looking Statements

This release contains certain forward-looking statements about the offering that involve a number of known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements. Factors that could cause actual results to differ materially include the requirement to meet customary closing conditions. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future events. Moreover, neither we nor anyone else assumes responsibility for the accuracy or completeness of forward-looking statements.

(c)  2000  Pivotal   Corporation.   All  rights   reserved.   Pivotal,   Pivotal
eRelationship 2000, Pivotal eSelling 2000 are trademarks and/or registered trademarks of Pivotal Corporation. Microsoft, Windows, Windows 2000, Windows NT, and BackOffice are trademarks and/or registered trademarks of Microsoft Corporation in the United States and/or other countries. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners



FOR FURTHER INFORMATION PLEASE CONTACT :

Pivotal Corporation
Vince Mifsud
(604) 904-5850
Email: vmifsud@pivotal.com
Website: www.pivotal.com
or
Pivotal Corporation
Jacqueline Voci
(604) 904-5923
Email: jvoci@pivotal.com
INDUSTRY : SOF
SUBJECT : FNC